THIRD SUPPLEMENTAL INDENTURE

            THIRD SUPPLEMENTAL INDENTURE dated as of May 6, 1998 between IMO INDUSTRIES INC., a Delaware corporation (the "Company"), and IBJ SCHRODER BANK & TRUST COMPANY, as trustee (the "Trustee").

                          W I T N E S S E T H :

            WHEREAS, the Company and the Trustee have heretofore entered into an Indenture dated as of April 15, 1996 (as previously supplemented, the "Indenture") pursuant to which the Company issued its 11 3/4% Senior Subordinated Notes due 2006 (the "Notes"); and

            WHEREAS, the Company has caused to be delivered to the holders of the Notes a Consent Solicitation Statement, dated April 14, 1998 (as the same may be amended from time to time, the "Consent Solicitation Statement"), and a related Consent Letter pursuant to which the Company has solicited consents to the adoption of certain proposed amendments to the Indenture, as further described herein;

            WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the outstanding Notes (the "Requisite Holders"), subject to paragraphs (1) - (8) thereof;

            WHEREAS, the Company has received the consents of the Requisite Holders to the amendments set forth in this Third Supplemental Indenture;

            WHEREAS, the Company has delivered an Officers' Certificate and Opinion of Counsel to the Trustee pursuant to Section 9.06 of the Indenture;

            WHEREAS, all other actions necessary to make this Third Supplemental Indenture a legal, valid and binding obligation of the parties hereto in accordance with its terms and the terms of the Indenture have been performed; and

            WHEREAS, the Company and the Trustee desire to enter into, execute and deliver this Third Supplemental Indenture in compliance with the provisions of the Indenture.

            NOW, THEREFORE, the Company and the Trustee hereby agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:

                               ARTICLE ONE

                               DEFINITIONS

            1.1. Definitions. Unless otherwise specifically defined herein, each term used herein which is defined in the Indenture shall have the meaning assigned to such term in the Indenture.

                               ARTICLE TWO

                         AMENDMENTS TO INDENTURE

            2.1. Amendment of Article 1. The definition of "Change of Control" in Section 1.01 ("Definitions") of Article 1 ("Definitions and Incorporation by Reference") of the Indenture is hereby amended by inserting the following sentence at the end of the current text of the definition:



            "Notwithstanding the preceding sentence or any other provision in this Indenture, neither (a) the contribution by II Acquisition Corp., a Delaware corporation ("IIAC"), of 100% of its holdings of the common stock of the Company, par value $1.00 per share, to any wholly-owned subsidiary of IIAC, nor (b) the merger of the Company with and into a wholly-owned subsidiary of IIAC, shall consitute a "Change of Control" under this Indenture; provided that in the case of (b), such subsidiary, at the time of such merger, is not, individually or jointly with any other party, an obligor with respect to, or guarantor of, any indebtedness."


            2.2. Amendment of Article 5. Article 5 ("Successor Company") of the Indenture is hereby amended by adding a subsection (c) to Section 5.01 ("When Company May Merge or Transfer Assets") that reads in its entirety as follows:

                  "(c) Nothing in this Article 5 or any other provision in this Indenture shall prevent or in any way limit the Company from consummating a merger with and into any wholly-owned subsidiary of II Acquisition Corp., a Delaware corporation ("IIAC"), or from effecting the payment, in connection with such merger, for the remaining equity interests in the Company not already owned by IIAC or its affiliates, and the provisions of Section 5.01(a) and (b) shall be null and void and of no force and effect with respect to such merger and payment; provided, that such subsidiary, at the time of such merger, is not, individually or jointly with any other party, an obligor with respect to, or guarantor of, any indebtedness."

            2.3. Amendment of Article 6. Article 6 ("Defaults and Remedies") of the Indenture is hereby amended by inserting a new paragraph after the final paragraph of the current Section 6.01 ("Events of Default"), reading in its entirety as follows:


            "Notwithstanding the foregoing or any other provision in this Indenture, neither (a) the contribution by II Acquisition Corp., a Delaware corporation ("IIAC"), of 100% of its holdings of the common stock of the Company, par value $1.00 per share, to any wholly-owned subsidiary of IIAC, nor (b) the merger of the Company with and into a wholly-owned subsidiary of IIAC, nor (c) the payment, in connection with the merger, for the remaining equity interests in the Company not already owned by IIAC or its affiliates, nor (d) the failure to comply with Section 4.10 as a result of (a) or (b), shall consitute a "Event of Default" under this Indenture; provided that in the case of (b), such subsidiary, at the time of such merger, is not, individually or jointly with any other party, an obligor with respect to, or guarantor of, any indebtedness."


                              ARTICLE THREE

                              MISCELLANEOUS

            3.1 Indemnification. The Company agrees to indemnify the Trustee and hold the Trustee harmless from and against any and all liabilities, losses, damages, claims or actions to which the Trustee may become subject as a result of or in connection with the execution of this Third Supplemental Indenture and the amendment of the Indenture pursuant hereto, and will reimburse the Trustee for any legal or other expenses reasonably incurred by the Trustee in connection with investigating or defending any such liability, loss, damage, claim or action.

            3.2. Ratification. Except as hereby expressly amended, the Indenture and the Notes issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon execution, this Third Supplemental Indenture shall form a part of the Indenture, and the Third Supplemental Indenture and the Indenture shall be read, taken and construed as one and the same instrument for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

     3.3.   Effectiveness.   This  Third  Supplemental  Indenture  shall  become
effective as of the date first above written.

            3.4. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

            3.5. Counterpart Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture.



            IN WITNESS WHEREOF, the parties hereto have caused this THIRD SUPPLEMENTAL INDENTURE to be duly executed as of the date hereof.

                               IMO INDUSTRIES INC.


                             By: /s/ Michael G. Ryan
                             Name:   Michael G. Ryan
                             Title:  Vice President


                               IBJ SCHRODER BANK & TRUST
                                 COMPANY, as Trustee


                             By: /s/ Terence Rawlins
                             Name:   Terence Rawlins
                             Title:  Assistant Vice President